Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com FIRM / AFFILIATE OFFICES
Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

December 29, 2016

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, California 92121

Re:Registration Statement on Form S-1; 6,509,677 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Cytori Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed sale of up to 6,509,677 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) by the selling stockholder (the “Selling Stockholder”) identified in the Registration Statement (as defined below).  The shares to be sold by the Selling Stockholder are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2016 (as amended, the “Registration Statement”).  The Registration Statement relates to the registration of (i) 127,419 shares of Common Stock (the “Initial Commitment Shares”) issued to the Selling Stockholder by the Company, (ii) up to 382,258 shares of Common Stock (the “Additional Commitment Shares”) that may be issued to the Selling Stockholder from time to time by the Company and (iii) up to 6,000,000 shares of Common Stock (the “Purchase Shares” and, together with the Initial Commitment Shares and the Additional Commitment Shares, the “Shares”) that may be issued and sold to the Selling Stockholder from time to time by the Company, pursuant to a purchase agreement dated December 22, 2016 between the Selling Stockholder and the Company (the “Purchase Agreement”).  The term “Purchase Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) the Initial Commitment Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable, (ii) the Additional Commitment Shares have been duly authorized by all necessary corporate action of the Company and, when the Additional Commitment Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company in the circumstances contemplated by the Purchase Agreement, will be validly issued, fully paid and nonassessable and (iii) the Purchase Shares have been duly authorized by all necessary corporate action of the Company and, when the Purchase Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Purchase Agreement, will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP